UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), to be held at 10:00 a.m., local time, on May 30, 2006 at the Company’s headquarters at the address above for the following purposes:

1.	To elect two directors of the Company, each to serve a three-year term until the 2009 Annual Meeting of Stockholders. The current Board of Directors has nominated and recommended David E. Hershberg and Pradman P. Kaul for such election as directors.

2.	To consider and vote upon a proposal to approve an amendment to the Company’s First Amended and Restated Certificate of Incorporation providing for a one-for-ten (1-for-10) reverse stock split of the Company’s issued and outstanding shares of Common Stock.

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

The Board of Directors has fixed April 18, 2006 as the record date for determining the stockholders entitled to receive notice of and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES USING THE TWELVE (12) DIGIT CONTROL NUMBER FOUND ON THEIR VOTE INSTRUCTION FORM VIA THE INTERNET AT PROXYVOTE.COM OR BY PHONE AT 1-800-454-8683. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

By Order of the Board of Directors,

K. Paul Singh

Chairman of the Board of Directors, President and Chief Executive Officer

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 30, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), in connection with the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on May 30, 2006 at the Company’s headquarters at the address above, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Annual Meeting”). This solicitation is made by the Board of Directors of the Company. This Proxy Statement and the accompanying Proxy Card are being mailed on or about April 28, 2006 to stockholders of record of the Company on April 18, 2006 (the “Record Date”).

At the Annual Meeting, our stockholders will be asked to elect two directors of the Company, each to serve a three-year term, to consider and vote upon a proposal to approve an amendment to the Company’s First Amended and Restated Certificate of Incorporation providing for a one-for-ten (1-for-10) reverse stock split of the Company’s issued and outstanding shares of Common Stock and to transact such other business as may properly come before the Annual Meeting.

Please complete, date and sign the accompanying Proxy Card and return it promptly to the Company in the enclosed envelope, or vote via the Internet using the twelve (12) digit control number found on your vote instruction form at Proxyvote.com or by phone at 1-800-454-8683.

Stockholders Entitled to Vote. Holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on the Record Date are entitled to receive Notice of the Annual Meeting of Stockholders and vote such shares held by them at the Annual Meeting or at any adjournments or postponements thereof. Each share of Common Stock outstanding on the Record Date entitles its holder to cast one vote on the election of each nominee for director and on any other matter that may properly come before the Annual Meeting. As of March 31, 2006, there were 113,787,301 shares of Common Stock outstanding.

Quorum and Approval. The presence at the meeting, either in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, votes withheld and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if a quorum exists. Abstentions generally will have the effect of votes against a particular proposal, other than the election of directors, and broker non-votes generally will have no effect on the outcome of the vote on a particular proposal. Stockholders are not entitled to cumulative voting in the election of directors. Directors, pursuant to Proposal 1, shall be elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from each director nominee. Because directors will be elected by a plurality vote (i.e., the two directors receiving the greatest number of votes will be elected) abstentions and broker non-votes will not have any effect on such vote. Approval of the reverse stock split proposal requires the affirmative vote of the majority of the shares entitled to vote.

Voting. If the accompanying Proxy Card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. The persons designated as proxy holders on the Proxy Card will, unless otherwise directed, vote the shares represented by such proxy IN FAVOR OF the election of all nominees for the Board of Directors named in this Proxy Statement, IN FAVOR OF effecting a reverse stock split of the issued and outstanding Common Stock on a ratio of one-for-ten (1-for-10) and as recommended by the Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

Revocation of a Proxy. A stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

You should rely only on the information provided in this Proxy Statement. We have authorized no one to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes with staggered three-year terms. Currently, the Board of Directors has seven members. The terms of current directors David E. Hershberg and Pradman P. Kaul expire at the Annual Meeting, while the terms of the remaining directors expire at the respective annual meetings of stockholders to be held in 2007 or 2008, as specified below. Messrs. Hershberg and Kaul have been nominated and recommended for election to serve as directors for a three-year term expiring at the Annual Meeting of Stockholders to be held following the year ending December 31, 2008 (the “2009 Annual Meeting”). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted in favor of the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

Information Regarding Directors

The information set forth below is submitted with respect to the nominees for election to the Board of Directors, as well as those Directors whose terms of office are continuing after the Annual Meeting. There are no family relationships among any of the directors of the Company.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2009 Annual Meeting of Stockholders

David E. Hershberg, 68, became a director of the Company in 1995. Mr. Hershberg is the founder, and has, since 1994, been Chairman and Chief Executive Officer of GlobeComm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., the company that acquired Satellite Transmission Systems, Inc. Mr. Hershberg has a BSEE from Rensselaer Polytechnic Institute, an MSEE from Columbia University and a Masters of Management Science from Stevens Institute. He is a winner of the Long Island Entrepreneur of the Year Award and a member of the Society of Satellite Professionals Hall of Fame.

Pradman P. Kaul, 59, became a director of the Company in May 2002. Mr. Kaul was elected as the President and Chief Executive Officer of Hughes Communications, Inc., the world’s leading supplier of broadband satellite services and network solutions using interactive VSAT (very small aperture terminal)

products, in January 2006. Hughes Network Systems, LLC. is 100% owned by Hughes Communications. Mr Kaul has been the Chairman and Chief Executive Officer of Hughes Network Systems (HNS) since January 2000 and served as President and Chief Operating Officer, Executive Vice President, and Director of engineering of HNS. Prior to joining HNS, Mr. Kaul held several positions with COMSAT Laboratories, including Manager, High Speed Digital Logic from June 1968 to April 1973. Mr. Kaul is a director of Optimos, Inc. and Tata Teleservices Maharashtra. Mr. Kaul received a BSEE degree from George Washington University and a MS degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications.

The Board of Directors recommends a vote IN FAVOR OF Proposal 1 to elect the two nominees listed above. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted IN FAVOR OF Messrs. Hershberg and Kaul.

Incumbent Directors—Terms Expiring at the 2007 Annual Meeting of Stockholders

John G. Puente, 75, became a director of the Company in 1995. Mr. Puente also serves on the Board of Directors of MICROS Systems, Inc. From 1987 to 1995, Mr. Puente was Chairman of the Board and Chief Executive Officer of Orion Network Systems, a satellite telecommunications company. From 1997 to 1999, Mr. Puente was Chairman of the Board of Telogy Networks, Inc., a privately-held company. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

Douglas M. Karp, 50, became a director of the Company in June 1998. Mr. Karp is currently Managing Partner and Co-Chief Executive Officer of Tailwind Capital Partners (and its predecessor), a private equity firm. From August 2000 through April 2003, Mr. Karp was a Managing Partner of Pacific Partners LLC, a private equity and advisory firm. Prior to August 2000, Mr. Karp was a managing director and member of the Operating Committee of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E.M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc. including Managing Director from January 1990 to May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of Eon Labs, Inc. and several private companies.

Incumbent Directors—Terms Expiring at the 2008 Annual Meeting of Stockholders

K. Paul Singh, 55, co-founded the Company in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded the Company, Mr. Singh served as the Vice President of Global Product Marketing for MCI. Prior to joining MCI, Mr. Singh was the Chairman and Chief Executive Officer of Overseas Telecommunications, Inc. (OTI), a provider of international private digital network services to large multinational corporations, which he founded in 1984 and which was purchased by MCI in 1991. Mr. Singh holds an MBA from Harvard Business School and an MSEE from the State University of New York at Stony Brook.

John F. DePodesta, 61, co-founded the Company in 1994 with Mr. Singh and serves as a director and its Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer and Secretary. Mr. DePodesta served from 1994 to 2002 as the Chairman of the Board of Iron Road Railways Incorporated (“Iron Road”), which he co-founded in 1994. He served as Senior Vice President, Law and Public Policy, of Genesis Health Ventures, Inc. from January 1996 through March 1998. Additionally, from 1994 to 1999, he served as “of counsel” to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation. In 2001, Bangor & Aroostook Railroad Company (BAR), a wholly-owned subsidiary of Iron Road, and in 2002 certain affiliates of BAR, entered Chapter 11 bankruptcy proceedings. In 2001, Quebec Southern

Railway Company Ltd., a wholly-owned subsidiary of Iron Road, filed a Notice of Intention to Make a Proposal under provisions of the Bankruptcy and Insolvency Act of Canada. Mr. DePodesta also serves on the Board of Directors of Genesis HealthCare Corporation. Mr. DePodesta holds a BA from Harvard College and a JD from the University of Pennsylvania Law School.

Paul G. Pizzani, 46, became a director of the Company in December 2002. Mr. Pizzani has been a partner of Pizzani Hamlin Capital, L.L.C. (“PH Capital”), which is an advisor to AIG Capital Partners, an indirectly wholly-owned subsidiary of American International Group, Inc. (“AIG”), since April 1999. Prior to forming PH Capital, Mr. Pizzani was a Managing Director of Wasserstein Perella Emerging Markets (“Wasserstein”), where he specialized in private equity investments and debt transactions. Prior to joining Wasserstein, Mr. Pizzani served as Treasurer of COMSAT Corporation, an international communications company. Mr. Pizzani was nominated by the former holders of the Company’s Series C Convertible Preferred Stock (“Series C Preferred”) for appointment as a director of the Company. In connection with the sale of certain of the Company’s Series C Preferred to certain private equity funds sponsored by AIG and an additional investor in a private placement pursuant to a stock purchase agreement, dated December 31, 2002, the holders of the Series C Preferred acquired an aggregate of 559,950 shares of Series C Preferred, which were converted on November 4, 2003 into an aggregate of 22,616,990 shares of the Company’s Common Stock, which then constituted approximately 24.37% of the Company’s outstanding voting securities. In November 2003, certain of the former holders of the Series C Preferred (the “Former Series C Holders”) converted Series C Preferred into our Common Stock, entered into a Governance Agreement with the Company, and sold an aggregate of 5,500,000 shares of the Company’s Common Stock. At March 31, 2006, the Former Series C Holders beneficially owned approximately 14.54% of the Company’s outstanding voting securities. So long as at least 5% of the outstanding voting securities of the Company on a fully diluted basis are held by the Former Series C Holders, such holders have the right, subject to the Board of Directors’ exercise of fiduciary duties, to have a designee nominated for election by the Company’s stockholders as a member of the Company’s Board of Directors. So long as at least 10% of the outstanding voting securities of the Company on a fully diluted basis are held by the Former Series C Holders, such holders have the right, subject to the Board of Directors’ exercise of fiduciary duties, to have a designee serve as a non-voting observer to the Board of Directors of the Company. See “Non-Voting Board Observer—Designated by the Former Series C Holders.”)

Non-Voting Board Observer—Designated by the Former Series C Holders

Geoffrey L. Hamlin, 45, has served since December 2002 as the board observer designated by the Former Series C Holders. Mr. Hamlin is a partner of PH Capital and served as a strategic advisor to Wasserstein prior to founding PH Capital in 1999 with Mr. Pizzani. Prior to joining Wasserstein, Mr. Hamlin worked as an Associate General Counsel at COMSAT Corporation, where he joined Mr. Pizzani in 1994 and served on the senior management team of COMSAT International Ventures.

Meetings of the Board of Directors; Committees

During the year ended December 31, 2005, the Board of Directors held seven meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and any meetings of committees of the Board of Directors on which he served.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has delegated certain functions to these committees as follows:

Audit Committee. During the year ended December 31, 2005, the Audit Committee held five meetings. The Audit Committee consists of Messrs. Pizzani (Chairman), Karp, and Puente. The Audit Committee has the authority and responsibility to hire one or more independent registered public accounting firms to audit the Company’s books, records and financial statements and to provide an attestation of management’s assessment of internal controls and the effectiveness of the Company’s internal controls, as required by the Sarbanes-Oxley Act of 2002 (Section 404), to discuss with such independent registered public accounting firm the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board of Directors with respect to its findings.

The Board of Directors has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under the Marketplace Rules of the National Association of Securities Dealers (“NASD”) and rules of the Securities and Exchange Commission (“SEC”). Of the current committee members, Mr. Pizzani is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of conduct and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the committee’s charter. A copy of the charter is available on the Company’s website at www.primustel.com.

Compensation Committee. During the year ended December 31, 2005, the Compensation Committee held five meetings, of which four were conducted via teleconference. The Compensation Committee currently consists of Messrs. Hershberg (Chairman) and Kaul. The Compensation Committee is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of the Primus Telecommunications Group, Incorporated Equity Incentive Plan, as amended (the “Equity Incentive Plan”), and the Director Stock Option Plan of Primus Telecommunications Group, Incorporated, as amended (the “Director Option Plan”), including the award of options under the Equity Incentive Plan, and administering and approving the Company’s management bonus plan.

Each of Messrs. Hershberg and Kaul is an “independent director” as that term is defined in Marketplace Rule 4200(a)(15) of the NASD. Under the Marketplace Rules of the NASD, the recommendation and determination of the compensation of the Chief Executive Officer and the Company’s other executive officers rests with the responsibility of those directors who meet the independence requirements prescribed by the Marketplace Rules of the NASD.

Nominating Committee. The Nominating Committee consists of Messrs. Kaul (Chairman) and Puente, both of whom meet the independence requirements prescribed by the Marketplace Rules of the NASD. The committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors. The committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, new director orientation, committee structure and membership, communications with stockholders, and board and committee self-evaluations. The charter of the Nominating Committee is available on the Company’s website at www.primustel.com.

Director Nomination Process

The Board of Directors has, by Board resolution and a Board approved Nominating Committee Charter, adopted a director nominations policy, the material terms of which are summarized below. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the Nominating Committee of the Board of Directors.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Nominating Committee will take into account the Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASD Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attn: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the nominations policy at any time, in which case the most current version will be available on the Company’s website at www.primustel.com.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from the Company’s stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors or the non-employee directors at the following address: Board of Directors/Non-Employee Directors, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attn: Corporate Secretary. Communications by e-mail should be addressed to CorpSecretary@primustel.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders.

Compensation of Directors

The Company pays non-employee directors an annual fee of $30,000, reimburses their expenses and pays a $2,500 supplement for each meeting attended in person. In addition, the Company grants each person who becomes a non-employee director on the date of initial election, and upon each date of re-election, options to purchase 45,000 shares of the Common Stock pursuant to the Director Option Plan, which options have an exercise price equal to the fair market value of the Common Stock as of the grant date and vest one-third upon the grant date, and one-third on each of the first and second anniversaries of the grant date. In 2004, the shareholders of the Company approved that non-employee directors may each elect to take some or all of their cash compensation in the form of restricted stock.

Code Of Ethics

The Company has adopted a Code of Ethics applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and other persons performing similar functions. The Code of Ethics is a statement of business practices and principles of behavior that support the Company’s commitment to conducting business while maintaining the highest standards of business conduct and ethics. The Company’s Code of Ethics covers topics including, but not limited to, compliance resources, conflicts of interest, compliance with laws, rules and regulations, internal reporting of violations and accountability for adherence to the Code. A copy of the Code of Ethics is available on the Company’s website at www.primustel.com. Any amendment of the Code of Ethics or any waiver of its provisions for a director, executive officer or senior financial officer must be approved by the Board of Directors. The Company will publicly disclose any such waivers or amendments pursuant to applicable SEC and NASDAQ Stock Market regulations.

PROPOSAL 2

THE PROPOSED REVERSE STOCK SPLIT

On April 3, 2006, the Board of Directors of the Company (the “Board”) approved a recommendation to the stockholders that they amend the Company’s First Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to effect a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio of one-for-ten as described herein (the “Reverse Stock Split”). The decision of when, if ever, to implement the Reverse Stock Split shall be determined by the Board in its sole discretion. A copy of the Company’s proposed Certificate of Amendment to the Restated Certificate is attached as Appendix A to this Proxy Statement.

If the stockholders approve the Reverse Stock Split, the Board intends to effect the Reverse Stock Split as soon as practicable after receiving the requisite stockholder approval and will notify stockholders of the effectiveness of the Reverse Stock Split by a press release. The Board reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon the Reverse Stock Split, if, at any time prior to filing the Certificate of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Reasons For The Reverse Stock Split

The primary reason for the Reverse Stock Split is to combine the outstanding shares of Common Stock of the Company in order to increase the price per share of the Common Stock and regain compliance with the minimum bid price requirement for continued listing on the NASDAQ Capital Market. On June 15, 2005, the Company received a letter from the NASDAQ Stock Market (“NASDAQ”) notifying the Company that its Common Stock failed to maintain a minimum bid price of $1.00 for thirty consecutive trading days as required by the continued listing maintenance standards established by NASDAQ and provided the Company a grace period of 180 calendar days, or until December 13, 2005, to regain compliance with the minimum bid price requirement. On December 13, 2005, the Company received a letter from NASDAQ notifying the Company that the Company’s securities would be delisted from the NASDAQ National Market unless the Company requested a hearing. In response to the December 13, 2005 letter, on December 20, 2005 the Company requested an oral hearing with the NASDAQ Stock Market’s Hearings Department to appeal the delisting, and the hearing was held on January 12, 2006. As a result of this hearing, the Company was informed by letter dated February 14, 2006, that the Company’s Common Stock would continue to be listed on the NASDAQ National Market, provided that, on or before March 10, 2006, the Company could effect compliance with the minimum bid price requirement by having a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

The Company did not satisfy this requirement and on March 10, 2006, the Company received a letter from NASDAQ stating that NASDAQ would transfer the Company’s shares to the NASDAQ Capital Market, effective at the open of business on March 14, 2006, and that the Company’s continued listing on the NASDAQ Capital Market would be contingent upon the successful completion of an application and review process.

On March 13, 2006, the Company announced that its application to transfer its listing to the NASDAQ Capital Market had been approved by NASDAQ. Effective at the open of business on March 14, 2006, the Company’s Common Stock was transferred from the NASDAQ National Market to the NASDAQ Capital Market. The Company’s Common Stock continues to trade under the symbol “PRTL” on the NASDAQ Capital Market.

Under the rules of the NASDAQ Capital Market, the Company has an additional grace period through June 12, 2006 to comply with the $1.00 minimum closing bid price requirements for continued trading on the NASDAQ Capital Market.

As of April 3, 2006, the closing bid price for the Company’s Common Stock was $0.75. During the 90 trading days preceding April 3, 2006, the closing bid price for the Company’s Common Stock ranged from $0.72 to $0.98. If the closing bid price of the Company’s Common Stock does not increase to above $1.00 per share for a minimum of ten consecutive trading days before June 12, 2006, or pending any appeal or hearing on such issue, it is highly likely that the Company’s Common Stock will cease to be listed on the NASDAQ Capital Market. Should the Company’s Common Stock cease to be listed on the NASDAQ Capital Market, it could be traded on the OTC Bulletin Board.

In addition to the requirement that the Company’s Common Stock have a minimum bid price of at least $1.00 per share, in order for the Company’s Common Stock to remain listed on the NASDAQ Capital Market, the Company and its Common Stock are required to continue to comply with various listing maintenance standards established by the NASDAQ Stock Market. Among other things, as such requirements pertain to the Company, the Company must: (i) have at least 500,000 shares held by persons other than officers and directors and beneficial holders of more than 10% of the Company’s Common Stock (the “Public Float”), (ii) have an aggregate market value of listed securities of $35 million and a Public Float of at least $1,000,000, (iii) have at least two market makers, and (iv) be held by at least 300 persons who hold at least 100 shares (the foregoing requirements are collectively referred to as the “Other Maintenance Standards”). The Company is currently in compliance with the Other Maintenance Standards.

The Company believes that, if the Reverse Stock Split is implemented, it is likely that the closing bid price of the Company’s Common Stock will increase above $1.00 and the Company would be in compliance with NASDAQ’s minimum bid price requirement. The Reverse Stock Split would decrease the number of issued and outstanding shares of Common Stock, presumably increasing the per share market price of the Common Stock; however, the price per share of the Common Stock is also based on the Company’s financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of the Common Stock after the Reverse Stock Split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares or will increase at all or that any increase can be sustained for a prolonged period of time. Further, even if the closing bid price of the Company’s Common Stock increases to above $1.00, there can be no assurance that the Company will be able to maintain compliance with all of the requirements of the Other Maintenance Standards. If the Company fails to maintain compliance with one or more requirements of the Other Maintenance Standards, the Company’s Common Stock could be subject to delisting from the NASDAQ Capital Market.

The Company also believes that the Reverse Stock Split could increase the acceptance of the Company’s Common Stock by the financial community and the investing public. Assuming the price per share of the Company’s Common Stock increases following the effectiveness of the Reverse Stock Split, the Company believes that the perception of the Company’s Common Stock as an investment will improve and that the Company’s Common Stock will appeal to a broader market. Due to the extreme volatility of low-priced stocks, management believes that low-priced stock may be negatively perceived by the investment community. For example, some brokers may be reluctant to, or may not, recommend the purchase of low-priced stocks to their clients, and certain institutional investors may be prohibited from purchasing such stocks or choose not to purchase such stocks. As a result of this limited demand, the price per share of the Company’s Common Stock may be adversely affected. Management believes that additional interest in the Company’s Common Stock by the investment community is desirable and could result in additional demand for the Company’s Common Stock, potentially increasing the bid price of the Common Stock and could encourage a more stable trading market for the Company’s Common Stock; however, there can be no assurance that additional demand will develop or that the trading market for the Company’s Common Stock will become more stable.

Although the Company believes that the Reverse Stock Split will have no detrimental effect on the total value of the Company’s Common Stock, there can be no assurance that the total value of the Company’s Common Stock after the Reverse Stock Split will be the same as before. To the extent that a stockholder’s holding is reduced by reason of the Reverse Stock Split to less than 100 shares of Common Stock, the brokerage fees for the sale of such shares may in all likelihood be higher than the brokerage fees applicable to the sale of round lots of shares.

By decreasing the number of outstanding shares of Common Stock, the Reverse Stock Split will increase the number of shares of the Company’s Common Stock available for future issuance. The Company’s First Amended and Restated Certificate of Incorporation, as amended, currently authorizes the issuance of up to 150,000,000 shares of Common Stock and 2,455,000 shares of preferred stock. As of March 31, the Company had 113,787,301 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. If approved by the Stockholders, the Reverse Stock Split will increase the number of shares of Common Stock available for future issuance to approximately 138,621,269 shares.

The increased number of authorized but unissued shares of Common Stock could be used for a variety of purposes including the reservation of shares in connection with the recently issued step up convertible subordinated debentures due 2009, potential debt-for-equity transactions, and potential acquisitions or business combinations. In addition, the increased number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Restated Certificate of Incorporation or By-laws.

Certain Other Effects Of The Reverse Stock Split

As of March 31, there were 113,787,301 shares of Common Stock issued and outstanding. Consummation of the Reverse Stock Split would decrease the number of outstanding shares of Common Stock to approximately 11,378,730 shares. There will be no change in the number of the Company’s authorized shares of Common Stock and no change in the par value per share of the Common Stock.

Subject to the provisions for elimination of fractional shares as described below, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock or the contingent equity position of holders of stock options to purchase shares of the Company’s Common Stock.

In addition, the shares of Common Stock available for issuance under the Company’s stock option and equity incentive plans will be reduced to reflect the Reverse Stock Split, and the other relevant terms and provisions of the Company’s stock option plans will be appropriately adjusted. The number of shares of Common Stock issuable upon exercise of outstanding stock options issued under the Company’s stock option plans will be reduced to give effect to the Reverse Stock Split and the exercise prices for such stock options will be increased to give effect to the Reverse Stock Split.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Company’s Common Stock. However, at the effective time of the reverse stock split, the stated capital attributable to Common Stock on the Company’s balance sheet will be reduced proportionately based on the one-for-ten reverse split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the Common Stock is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

No Dissenter’s Rights

Under the Delaware law, stockholders are not entitled to dissenter’s rights with respect to the amendment of the Company’s Restated Certificate to effect the Reverse Stock Split.

Manner Of Effecting The Reverse Stock Split

The Reverse Stock Split will be effected by the filing of the Certificate of Amendment to the Restated Certificate in substantially the form attached as Appendix A to this Proxy Statement (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective as of the close of business on the date of filing unless the Company specifies otherwise or the stockholders vote against the Reverse Stock Split (the “Effective Date”). The Board of Directors currently intends to file the Certificate of Amendment as soon as practicable after the stockholders approve its adoption, but reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split and the filing of the Certificate of Amendment if the Board, in its sole discretion, determines that it is not in the Company’s best interests or the best interests of the Company’s stockholders to do so.

On the Effective Date, ten (10) shares of issued and outstanding Common Stock will automatically be combined and changed into one (1) share of “new” Common Stock, and each stock certificate representing shares of Common Stock before such date would be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split. No additional action on the part of the Company or any stockholder will be required to effect the Reverse Stock Split. Stockholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split for new certificates representing the shares of “new” Common Stock issued as a result of the Reverse Stock Split. Stockholders will be furnished the necessary materials and instructions to effect such exchange by the Company’s transfer agent promptly following the Effective Date. Certificates representing shares of Common Stock held prior to the Reverse Stock Split subsequently presented for transfer will not be transferred on the books and records of the Company until the certificates representing such shares have been exchanged for certificates representing the shares of “new” Common Stock.

Stockholders Should Not Destroy Any Stock Certificates And Should Not Submit Any Stock Certificates Until Requested To Do So

If any certificate representing shares of Common Stock held before the Reverse Stock Split is not presented for exchange upon request by the Company, dividends, if any, that may be declared after the Effective Date with respect to the shares of Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to the public official pursuant to relevant abandoned property laws, will be paid to the holder thereof or his designee, without interest.

No fractional shares of “new” Common Stock will be issued to any stockholder. Any fractional shares of Common Stock that would result from the Reverse Stock Split will not be issued, but will be aggregated and sold by the Company’s transfer agent and net proceeds from that sale will be allocated and distributed in relation to the holders’ respective interests in such fractions.

Federal Income Tax Consequences of the Reverse Stock Split

A summary of the federal income tax consequences of the proposed reverse stock split to individual stockholders is set forth below. The following discussion is based upon present federal income tax law, which is subject to change, possibly with retroactive effect. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. Accordingly, stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the proposed reverse stock split on them under applicable federal, state, local and foreign income tax laws.

1. The Company believes that the reverse stock split will be a tax-free recapitalization. Accordingly, except with respect to any cash received from fractional shares, a stockholder will not recognize any gain or loss as a result of the receipt of the post-reverse split Common Stock pursuant to the reverse stock split.

2. The shares of post-reverse split Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-reverse split Common Stock held by that stockholder immediately prior to the reverse stock split, reduced by the basis allocable to any fractional shares which the stockholder is treated as having sold for cash, as discussed in paragraph 4 below.

3. A stockholder’s holding period for the post-reverse split Common Stock will include the holding period of the pre-reverse split Common Stock exchanged.

4. Stockholders who receive cash for all of their holdings (as a result of owning fewer than ten shares) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and their basis in the pre-reverse split Common Stock. Such gain or loss will generally be a capital gain or loss if the stock was held as a capital asset, and such capital gain or loss will be a long-term gain or loss to the extent that the stockholder’s holding period exceeds 12 months. Although the tax consequences to other stockholders who receive cash for fractional shares are not entirely certain, these stockholders likely will be treated for federal income tax purposes as having sold their fractional shares and will recognize gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-reverse split Common Stock allocated to the fractional shares. It is possible that such stockholders will recognize gain based on the entire amount of cash received for fractional shares without offset for an allocable portion of their tax basis in their shares prior to the exchange. In any event, the gain will be a long-term capital gain if the shares are held as capital assets and if the stockholders held the shares for more than one year before the reverse stock split. Stockholders who continue to hold our Common Stock immediately after the reverse stock split and who do not receive any cash for their holdings should not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split.

5. Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. Failure to provide such information may result in backup withholding at a rate of 28%.

The affirmative vote of a majority of the shares of the Company’s issued and outstanding Common Stock is required to approve Proposal 2. Unless otherwise indicated, properly executed Proxies will be voted in favor of Proposal 2.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table and biographies set forth information concerning the individuals who serve as executive officers of the Company.

Name	Age	Position	Year or Expiration of Term as Director
K. Paul Singh	55	Chairman of the Board of Directors, President and Chief Executive Officer	2008

John F. DePodesta	61	Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	2008

Thomas R. Kloster	45	Chief Financial Officer	N/A

Tracy B. Lawson	37	Vice President—Corporate Controller	N/A

Mark Guirgis	38	Vice President—Planning and Analysis and Assistant Secretary	N/A

The biographies of Messrs. Singh and DePodesta appear under the caption “Incumbent Directors—Terms Expiring at the 2008 Annual Meeting of Shareholders” on page 4.

Thomas R. Kloster, 45, has served as the Company’s Chief Financial Officer since January 1, 2005. Prior to his appointment as Chief Financial Officer, Mr. Kloster served as the Company’s Senior Vice President—Corporate Finance from August 2003 to December 31, 2004. From September 2001 to August 2003, Mr. Kloster served as Vice President of Business Operations and Development for Sprint International. From May 2000 to September 2001, Mr. Kloster was the Chief Financial Officer and Controller of Cidera, Inc., a satellite-based provider of Internet content. From May 1996 through May 2000, Mr. Kloster served as the Corporate Controller and Chief Financial Officer of North America for the Company.

Tracy B. Lawson, 37, has served as the Company’s Vice President—Corporate Controller since January 2003 as well as Vice President—Finance for United States operations since May 2005. Since joining the Company in 1998, Ms. Lawson has served as Senior Manager of Corporate and United States Operations Financial Reporting and as Director of Global Financial Reporting, responsible for corporate financial reporting, consolidation of the Company’s financial results and external reporting to investors. Prior to joining the Company, Ms. Lawson was employed as Manager of Profit & Loss Consolidations and Executive Reporting by MCI from February 1991 until November 1998.

Mark Guirgis, 38, has served as the Company’s Vice President—Planning and Analysis since January 2003 and Assistant Secretary of the Company since August 2003. Since joining the Company in 1998 as Director of Corporate Planning and Analysis, Mr. Guirgis has been responsible for consolidation of its annual business plans, financial forecasts and long-term projections as well as industry analysis and general corporate development activities. Prior to joining the Company, Mr. Guirgis was Manager of Consolidations in the Corporate Planning and Analysis department at MCI, where he worked from 1993 to 1998.

Summary Compensation Table (1)

The following table sets forth, for the years ended December 31, 2005, 2004 and 2003 certain compensation information with respect to the Company’s Chief Executive Officer and the four highest paid other Company executive officers as of December 31, 2005 (collectively, the “Named Executive Officers”).

		Annual Compensation						Long-Term Compensation
Name and Title	Year	Salary		Bonus		Other Annual Compensation (2)		Securities Underlying Options/SARs
K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer	2005 2004 2003	$ $ $	700,000 570,757 400,000	$ $ $	— 360,000 —	$ $ $	5,500 12,634 12,304	— 300,000 1,350,000

John F. DePodesta Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	2005 2004 2003	$ $ $	550,000 513,628 465,000	$ $ $	— 218,750 593,750	$ $ $	6,300 6,150 6,000	— 120,000 100,000

Thomas R. Kloster Chief Financial Officer	2005 2004 2003	$ $ $	330,000 278,590 102,404	$ $ $	— 100,000 40,000	$ $ $	6,300 6,150 —	— 120,000 50,000

Tracy B. Lawson Vice President—Corporate Controller	2005 2004 2003	$ $ $	148,789 133,609 125,000	$ $ $	27,500 35,000 94,000	$ $ $	5,289 5,433 6,000	30,000 9,000 6,000

Mark Guirgis Vice President—Planning and Analysis and Assistant Secretary	2005 2004 2003	$ $ $	148,789 133,609 125,000	$ $ $	27,500 35,000 90,000	$ $ $	5,439 5,283 6,000	30,000 9,000 6,000

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the executive officers, which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.
(2)	Represents the value of matching payments under the Company’s 401(k) Plan and other personal benefits received by each of the Company’s executive officers.

Stock Option Grants in 2005

Under the Equity Incentive Plan, options to purchase the Common Stock are available for grant to all employees of the Company. The following table summarizes certain information regarding stock options to purchase Common Stock granted to the Named Executive Officers during the year ended December 31, 2005.

Name and Title	Options Granted	Exercise Price Per Share	Expiration Date	% of Total Options Granted to Employees in 2005	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
					5% (1)	10% (1)
K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer	—	—	—	—	—	—

John F. DePodesta Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	—	—	—	—	—	—

Thomas R. Kloster Chief Financial Officer	—	—	—	—	—	—

Tracy B. Lawson Vice President—Corporate Controller	30,000	$0.87	11/18/2015	1.48%	$89,720	$142,863

Mark Guirgis Vice President—Planning and Analysis and Assistant Secretary	30,000	$0.87	11/18/2015	1.48%	$89,720	$142,863

(1)	The 5% and 10% rates of appreciation are assumptions that are set forth in accordance with Item 402 of Regulation S-K promulgated by the SEC and are not intended to forecast future appreciation, if any, in the value of the Common Stock over such exercise prices.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

The following table provides certain information about stock options exercised by the Named Executive Officers in the year ended December 31, 2005 and the year-end values of stock options held by the Named Executive Officers on December 31, 2005.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2005		Value of Unexercised in-the-Money Options at December 31, 2005 (1)
Name & Title			Exercisable	Unexercisable	Exercisable	Unexercisable
K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer	—	—	2,661,434	—	—	—

John F. DePodesta Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	—	—	793,334	—	—	—

Thomas R. Kloster Chief Financial Officer	—	—	170,000	—	—	—

Tracy B. Lawson Vice President—Corporate Controller	—	—	55,000	30,000	—	—

Mark Guirgis Vice President—Planning and Analysis and Assistant Secretary	—	—	55,917	30,000	—	—

(1)	Based upon a closing price per share of the Common Stock of $0.75 on December 31, 2005.

Employment Agreement

The Company has an employment agreement with Mr. Singh (the “Singh Agreement”). The Singh Agreement initially was a five-year contract, with a term beginning on June 1, 1994 and continuing until May 30, 1999, and now continues from year to year unless terminated. Under the terms of the Singh Agreement, Mr. Singh is required to devote his full-time efforts to the Company as Chairman of the Board, President and Chief Executive Officer. The Company is required to compensate Mr. Singh at an annual rate of at least $250,000 effective January 1, 1997 (which amount is reviewed annually by the Board of Directors and is subject to increase at their discretion). The Company is also obligated to (i) allow Mr. Singh to participate in any bonus or incentive compensation plan approved for senior management of the Company, (ii) provide life insurance in an amount equal to three times Mr. Singh’s base salary and disability insurance which provides monthly payments in an amount equal to one-twelfth of his then applicable base salary, (iii) provide medical insurance for him and his family and (iv) pay for Mr. Singh’s personal tax and financial planning services up to $2,500 per year.

The Company may terminate the Singh Agreement at any time in the event of his disability or for cause, each as defined in the Singh Agreement. Mr. Singh may resign from the Company at any time without penalty (other than the non-competition obligations discussed below). If the Company terminates the Singh Agreement for disability or cause, the Company will have no further obligations to Mr. Singh. If, however, the Company terminates the Singh Agreement other than for disability or cause, the Company must pay Mr. Singh one-twelfth of his then applicable base salary as severance pay. If Mr. Singh resigns, he may not directly or indirectly compete with the Company’s business until six months after his resignation. If the Company terminates Mr. Singh’s employment for any reason, Mr. Singh may not directly or indirectly compete with the Company’s business until six months after the final payment of any amounts owed to him under the Singh Agreement becomes due. The Compensation Committee will review and revise, if necessary, the Singh Agreement from time to time.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)*
Equity compensation plans approved by security holders	9,316,005	$2.63	2,632,957
Equity compensation plans not approved by security holders	0	0.00	695,623	**

Total	9,316,005	$2.63	3,328,580

*	Includes Equity Incentive Plan, Director Plan, Restricted Plan (as defined below) and ESPP.
**	Represents the number of authorized but unissued shares under the Restricted Plan.

The Company sponsors a Restricted Stock Plan (the “Restricted Plan”) to facilitate the grant of restricted stock to selected individuals (excluding executive officers and directors of the Company) who contribute to the development and success of the Company and a Director Stock Option Plan (the “Director Plan”) for non-employee directors. The total number of shares of Common Stock that may be granted under the Restricted Plan is 750,000. During the years ended December 31, 2005, 2004 and 2003 the Company did not issue shares of restricted stock under the Restricted Plan. The Restricted Plan is the only equity compensation plan of the Company that was in effect as of December 31, 2005 and adopted without the approval of the Company’s stockholders (750,000 shares authorized, 695,623 remaining available).

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the Company’s cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor’s Midcap 400 Index and the Standard & Poor’s Telecommunications Index for the period from December 31, 2000 through May 13, 2002 (the period the Company was on the NASDAQ National Market), from May 14, 2002 through March 20, 2003 (the period the Company was on the NASDAQ Small Cap Market) and from March 21, 2003, through December 31, 2005 (as traded again on the NASDAQ National Market). The comparison assumes $100 was invested on December 31, 2000 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder return shown on the graph below is not indicative of future performance.

Comparison of Cumulative Total Return

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Primus Telecommunications Group, Incorporated	100.00	28.11	86.49	439.35	137.51	32.43
Standard & Poor’s Midcap 400 Index	100.00	98.36	83.17	111.47	128.36	142.82
Standard & Poor’s Telecommunications Index	100.00	86.32	55.34	57.15	66.29	60.29

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, the above Performance Graph will not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee consists of Messrs. Hershberg and Kaul. Set forth below is the full report of the Compensation Committee regarding the compensation of executive officers on account of fiscal year 2005. Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, this Compensation Committee Report on Executive Compensation will not be incorporated by reference into any such filings.

General

During 2005, the compensation of the executive officers was administered and determined by the Compensation Committee of the Board of Directors. The Company’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of the Company.

Compensation Policy and Philosophy

The Company’s executive compensation policy (i) is designed to establish an appropriate relationship between executive pay and the Company’s annual performance against annual budgets and relative to the performance of the peer group of the industry sector, its long-term growth objectives and its ability to attract and retain qualified executive officers, and (ii) is based on the belief that the interests of the executives should be closely aligned with the Company’s stockholders. In support of this philosophy, a meaningful portion of each executive’s compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company’s stockholders from both the short-term and long-term perspectives. The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options and other equity incentives encourages growth in management stock ownership which are intended to lead to the creation of value for the Company’s stockholders and expansion of management’s stake in the long-term performance and success of the Company. The Compensation Committee considers all elements of compensation, including the valuation of options, and the compensation policy when determining individual components of pay.

The Compensation Committee believes that leadership and motivation of the Company’s employees are critical to achieving the objectives of the Company. The Compensation Committee is responsible for ensuring that its executive officers are compensated in a way that furthers the Company’s business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives’ total compensation at-risk, tied to both the quarterly, annual and long-term financial performance of the Company and the creation of incremental stockholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in the Company.

Executive Compensation Components

As discussed below, the Company’s executive compensation package is primarily comprised of three components: base salary, cash incentive bonuses, stock options and equity incentives. In making determinations, the Compensation Committee had engaged two firms to review and benchmark the Company’s executive compensation against industry standards.

Base Salary. Generally, the Compensation Committee approves the base salaries of the executive officers based on (i) performance and accomplishment of the Company in the preceding year, (ii) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, and (iii) individual performance for the preceding year for most executive officers. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above in making its determination. No specific formula is applied to determine the weight of each criterion.

Cash Incentive Bonuses. Cash incentive bonuses for the Named Executive Officers (excluding the Chief Executive Officer) are payable based upon the following criteria: (i) the Company’s operating and financial performance; (ii) refinancing debt; (iii) furthering the Company’s strategic position in the marketplace through developing and executing new strategic initiatives in broadband, wireless and local services; (iv) ensuring compliance with Sarbanes-Oxley requirements; and (v) individual merit. The absence of cash bonuses for the top three Named Executive Officers and the aggregate amount of cash bonuses for the other Named Executive Officers in 2005 reflect the fact that certain of the operational and financial goals established by the Compensation Committee were not met.

Long-Term Incentive Compensation. Stock options and the equity incentives encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. The Compensation Committee believes that option grants and other equity incentives afford a desirable long-term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under the Equity Incentive Plan are designed to encourage longevity of employment with the Company and generally extend over a three-year period.

Compensation of Chief Executive Officer

The Compensation Committee believes that K. Paul Singh, the Company’s Chief Executive Officer, provides valuable services to the Company and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of his compensation should be based on performance. Accordingly, Mr. Singh’s annual base salary for 2005 was set at $700,000 based on the factors described under “—Executive Compensation Components—Base Salary” and the factors described below and his cash incentive bonus was $0 for the reasons described under “—Cash Incentive Bonuses.” For 2004, Mr. Singh’s annual base salary was $570,757, and his bonus was $360,000. In 2006, Mr. Singh has voluntarily elected to take $200,000 of his base compensation of $700,000 in restricted stock.

Internal Revenue Code Section 162

The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers, including the Chief Executive Officer. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders. The limitation under Section 162(m) had no net tax effect on the Company. The limitations of Section 162(m) are not expected to have a material effect on the Company in calendar year 2006.

Respectfully Submitted,

The Compensation Committee of the Company’s Board of Directors

David E. Hershberg (Chairman)

Pradman P. Kaul

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors consists of Messrs. Hershberg and Kaul, who were not at any time officers or employees of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers who will serve as a member of the Board of Directors or the Company’s Compensation Committee.

The Company has a reciprocal services agreement with a vendor to provide and to receive domestic and international termination of telecommunication services. David E. Hershberg, a director of the Company, is the Chairman and Chief Executive Officer of the vendor providing such services. The contract was on a month-to-month basis. The Company recorded revenue of approximately $46,000, $331,000 and $375,000 and costs of $82,000, $687,000 and $125,000 in 2005, 2004 and 2003, respectively, for services provided and other discrete services received under this agreement. The Company had no amounts due from the vendor at December 31, 2005 and approximately $54,000 at December 31, 2004. As of December 31, 2005, the reciprocal services agreement is terminated.

During the year ended 2005, 2004 and 2003, the Company provided international telecommunications services to a customer for which Pradman P. Kaul, a Director of the Company, serves as the Chairman and Chief Executive Officer . The Company recorded revenue of approximately $46,000, $75,000 and $121,000 in 2005, 2004 and 2003, respectively, for services provided. The Company had amounts due from the customer of approximately $3,000 and $4,000 at December 31, 2005 and 2004, respectively.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for fiscal year 2005 with the Company’s management, and also has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has received both the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year 2005 be included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2006.

In addition, the Audit Committee has considered whether the provision of services by Deloitte & Touche LLP falling under the headings “Tax Fees” and “Other Fees” (see “Other Matters—Relationship with Independent Registered Public Accounting Firm”) is compatible with maintaining the independence of Deloitte & Touche LLP from the Company, and has determined that the provision of such services is compatible with maintaining such independence.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, this Report of the Audit Committee will not be incorporated by reference into any such filings.

Respectfully submitted,

The Audit Committee of the Company’s Board of Directors

Paul G. Pizzani (Chairman)

Douglas M. Karp

John G. Puente

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2006, the Company had 514 registered holders of record of 113,787,301 shares of its Common Stock. For purposes of this filing, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to exercise voting or investment discretion with respect to securities, regardless of any economic interests therein.

The following table sets forth, as of March 31, 2006, certain information as to the beneficial ownership by each person listed below of shares of the Common Stock, including shares of Common Stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of Common Stock options that are exercisable as of, and within 60 days from, March 31, 2006,) within the meaning of Rule 13d-3(d)(1) under the Securities and Exchange Act of 1934, by: (i) each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director or nominee for director, (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person had, as of March 31, 2006, sole voting power and sole investment power with respect to the Company’s shares, subject to community property laws as applicable.

Name and Business Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
American International Group, Inc (2) 70 Pine Street New York, NY 10270	16,540,008	14.54%

SOS Ventures (3) 6800 West Gate Boulevard, Suite 132, PMB #123 Austin, TX 78745	10,666,667	9.37%

AIG Global Sports and Entertainment Fund, L.P. (“AIG Global Sports”) (2) Ugland House, South Church Street George Town, Grand Cayman	8,270,004	7.27%

AIG Global Emerging Markets Fund, L.L.C. (“AIG Emerging Markets”) (2) 175 Water Street, 23rd Floor New York, NY 10038	7,478,556	6.57%

Natcan Investment Management, Inc. 1100 University Street, Suite 400 Montreal, Quebec, H3B 2G7	6,260,925	5.50%

K. Paul Singh (4) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	6,206,755	5.45%

John F. DePodesta (5) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	944,830	*

John G. Puente (6) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	222,190	*

Thomas R. Kloster (7) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	179,950	*

Name and Business Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
Douglas M. Karp (8) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	90,000	*

Tracy B. Lawson (9) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	71,162	*

Pradman P. Kaul (10) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	69,366	*

Mark Guirgis (11) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	65,485	*

David E. Hershberg (12) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	61,660	*

Paul G. Pizzani (13) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	60,000	*

All executive officers and directors as a group (14) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	7,971,398	7.01%

*	Less than 1% of the outstanding Common Stock.
(1)	Shares of Common Stock subject to options currently exercisable or which become exercisable on or prior to 60 days from March 31, 2006 (“Currently Exercisable Options”) are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Number of Shares of Common Stock Beneficially Owned consists of shares that are beneficially owned directly by affiliated entities, including AIG Global Sports and AIG Emerging Markets listed below in this table, each of which is managed by a sole general partner or sole managing member that is an indirect wholly-owned subsidiary of AIG.
(3)	Includes 9,666,667 shares of Common Stock owned by Sean O’Sullivan, RLT and 1,000,000 shares held by a charitable foundation, the O’Sullivan Foundation. Sean O’Sullivan is the Trustee of Sean O’Sullivan, RLT and is the Trustee and Director of the O’Sullivan Foundation. Sean O’Sullivan disclaims ownership of the shares held by the O’Sullivan Foundation other than in terms of control of the voting rights by virtue of being the Trustee and Director of the foundation.
(4)	Includes 381,886 shares of Common Stock owned by Mr. Singh’s family, 405,600 shares of Common Stock held by two private foundations of which Mr. Singh is the president and a director, and 8,812 shares held in a 401(k) plan of which Mr. Singh is a beneficiary. Also includes 2,661,434 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Singh.
(5)	Includes 793,334 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. DePodesta.
(6)	Includes 45,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Puente.
(7)	Includes 170,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Kloster.

(8)	Includes 90,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Karp.
(9)	Includes 60,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Ms. Lawson.
(10)	Includes 45,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Kaul.
(11)	Includes 60,917 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Guirgis.
(12)	Includes 45,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Hershberg and 945 shares owned by a family partnership.
(13)	Includes 60,000 shares of Common Stock issuable upon exercise of Currently Exercisable Options granted to Mr. Pizzani. Excludes 8,270,004 shares of Common Stock owned by AIG Global Sports. Mr. Pizzani may be considered affiliated with AIG Global Sports.
(14)	Consists of 10 persons and includes 4,030,685 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to directors and executive officers.

OTHER MATTERS

Other Business

The Board of Directors knows of no other matters that will be presented at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted, to the extent permitted by applicable law, in accordance with the judgment and at the discretion of the persons named therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officer, directors and 10% stockholders are required under Securities Exchange Act of 1934 to file with the Securities and Exchange Commission reports of ownership and changes in ownership in their holdings in our stock. Based solely on an examination of these reports, all such reports have been timely filed except as described immediately below.

In 2005, Mr. Singh was required to report a single charitable donation of 14,000 shares of Common Stock that was made to a not-for-profit organization. One Section 16(a) report related to such gift was not made in a timely fashion.

Relationship with Independent Registered Public Accounting Firm

The Company’s consolidated financial statements for the fiscal year ended December 31, 2005 have been audited by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (in thousands):

	2005	2004
Audit Fees Audit fees include audit of annual financial statements, attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404, reviews of quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other matters related to SEC filings.	$5,420	$3,610
Audit-Related Fees Audit-related fees include acquisition due diligence.	—	67
Tax Fees Tax fees include corporate tax compliance and tax planning and advice for subsidiaries in the United States, Canada, Australia, the United Kingdom, Japan and Germany.	593	1,579
Other Fees Other fees include fees billed for permitted non-audit services	62	30

Total	$6,075	$5,286

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to John DePodesta, Executive Vice President, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, or contact John DePodesta at (703) 902-2800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC, accompanies this Proxy Statement.

Stockholder Proposals

In order for any proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934 to be eligible for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Stockholders, such proposal must, in addition to meeting the stockholder eligibility and other requirements of SEC’s rules governing such proposals, be received not later than December 31, 2006 by the Secretary or Assistant Secretary of the Company at the Company’s principal executive offices, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102.

Solicitation of Proxies

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile, and in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, 7901 JONES BRANCH DRIVE, SUITE 900, MCLEAN, VIRGINIA 22102.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES USING THE TWELVE (12) DIGIT CONTROL NUMBER FOUND ON THEIR VOTE INSTRUCTION FORM VIA THE INTERNET AT PROXYVOTE.COM OR BY PHONE AT 1-800-454-8683.

By Order of the Board of Directors,

K. Paul Singh

Chairman of the Board of Directors, President and Chief Executive Officer

Appendix A

CERTIFICATE OF AMENDMENT

TO

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS AMENDED

OF

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Primus Telecommunications Group, Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Primus Telecommunications Group, Incorporated.

2. This Amendment to First Amended and Restated Certificate of Incorporation, as amended, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Amendment to First Amended and Restated Certificate of Incorporation amends Article 4 of the First Amended and Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated, by adding at the end of Article 4 a new paragraph, 4.3, which shall read in its entirety as follows:

4.3 Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s First Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each ten (10) shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by ten (10) shall, with respect to such fractional interest, be entitled to receive cash in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing combination.

4. This Amendment to First Amended and Restated Certificate of Incorporation shall be effective at 7:00 a.m., Eastern Daylight Saving Time, on                  , 2006.

IN WITNESS WHEREOF, this Certificate of Amendment to First Amended and Restated Certificate of Incorporation, as amended, has been executed by a duly authorized officer of the corporation this              day of                   2006.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name
Title:

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints K. Paul Singh and John F. DePodesta, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 30, 2006, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

1.	To elect two directors of the Company, each to serve a three-year term until the 2009 Annual Meeting of Stockholders. The current Board of Directors has nominated and recommended for such election as directors the following persons: David E. Hershberg and Pradman P. Kaul.

FOR ALL LISTED NOMINEES	WITHHOLD VOTE FOR ALL LISTED NOMINEES	WITHHOLD VOTE ONLY FROM: ______
☐	☐	☐
2.	To approve an amendment to the Company’s Certificate of Incorporation to effect a one-for-ten (1-for-10) reverse stock split, as described in the accompanying Proxy Statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The transaction of such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

(Continued from other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF MESSRS. HERSHBERG AND KAUL AND “FOR” THE SHAREHOLDER PROPOSAL AMENDING THE COMPANY’S FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “RESTATED CERTIFICATE”), TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO OF ONE-FOR-TEN AS DESCRIBED HEREIN (THE “REVERSE STOCK SPLIT”). THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES IDENTIFIED ON THIS PROXY CARD, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Stockholder

Signature of Stockholder
Date: , 2006
NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.